Exhibit 99.3

May 22, 2009

Select Comfort Corporation

Select Comfort Retail Corporation

9800 59th Avenue North

Minneapolis, Minnesota 55442

Dear Sir/Madam:

Reference is made to (a) that certain Credit Agreement dated as of June 9, 2006, by and among the Select Comfort Corporation (the “Company”), Select Comfort Retail Corporation, JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), the other financial institutions signatory thereto, and Bank of America, N.A., as Syndication Agent (the “Credit Agreement”), and (b) that certain Securities Purchase Agreement dated as of May 22, 2009 among the Company, Sterling SC Investor, LLC and the other buyers named therein (the “Purchase Agreement”).  Capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

Attached hereto as Exhibit A is a copy of a term sheet (the “Term Sheet”) which outlines certain of the terms for an amendment and restatement of the Credit Agreement (the “Restatement”) which is intended to be entered into concurrent with the consummation of the transactions contemplated by the Purchase Agreement.  At your request, we have provided a copy of the Term Sheet to each of the Lenders. As we have discussed, the Administrative Agent and the Lenders are prepared to continue to work with you to implement the terms of the Term Sheet in the Restatement in a manner satisfactory to you, the Lenders and the Administrative Agent and to negotiate in good faith with you to that end.

Please note that neither the Administrative Agent nor any Lender has any obligation or commitment to enter into the Restatement, nor are we making any representation that any approval of the Restatement can or will be delivered.  The effectiveness of the Restatement will require the consent of each Lender, which is subject to internal credit committee approval by such Lender and acceptable documentation, among other conditions.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Patricia S. Carpen

Title:	Vice President